SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C.    20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment  # 9

Name of
Issuer:       MALAN REALTY INVESTORS INC
_____________________________________________________

Title of Class
of Securities:  Common  Stock

CUSIP Number:    561063108

1)  NAME OF I.R.S. IDENTIFICATION NO. OF REPORTING PERSON

	The Prudential Insurance Company of America     22-1211670

2.) MEMBER OF A GROUP: 	(a)  N/A
					(b)  N/A

3)  SEC USE ONLY:



4)  PLACE OF ORGANIZATION:	A mutual insurance company organized
		under the laws of the State of New Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH:

5)  Sole Voting Power:				Not Applicable
6)  Shared Voting Power:			Not Applicable
7)  Sole Dispositive Power:			Not Applicable
8)  Shared Dispositive Power:			Not Applicable

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED:
				Not Applicable

10)  AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES:	Not Applicable

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
			 Not Applicable

12) TYPE OF REPORTING PERSON:  IC, IA

ITEM 1(a).  NAME OF ISSUER:

                      MALAN REALTY INVESTORS INC

ITEM 1(b).  ADDRESS OF ISSUER'S EXECUTIVE OFFICES:

                      MALAN REALTY INVESTORS INC
30200 Telegraph Road
Suite 105
Bingham Farms,  MI  48025


ITEM 2(a).  NAME OF PERSON FILING:

		 The Prudential Insurance Company of America

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

			751 Broad Street
			Newark, New Jersey  07102-3777

ITEM 2(c).  CITIZENSHIP:

			A mutual insurance company organized under the laws of
			the State of New Jersey

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

			Common  Stock

ITEM 2(e).  CUSIP NUMBER:

			561063108

ITEM 3.		The Person filing this statement is an Insurance
Company
			as defined in Section 3(a) (19) of the Securities
Exchange
			Act of 1934, and an Investment Adviser registered under
			Section 203 of the Investment Advisers Act of
1940.

ITEM 4.  OWNERSHIP:

		(a) Number of Shares
		      Beneficially Owned:		  Not Applicable

		(b) Percent of Class:

							Number
		(c) Powers				Of Shares
		      -------------------------------------
-------------------------------------
		     Sole power to vote or
		  Not Applicable
		     to direct the vote

		     Shared power to vote or			  Not
Applicable
		     to direct the vote

		     Sole power to dispose or			  Not
Applicable
		     to direct disposition

		     Shared power to dispose			  Not
Applicable
		     or to direct disposition

ITEM 5.  OWNERSHIP OF 5% OR LESS OF A CLASS:

		Prudential has ceased to be the owner of more than 5% of the outstanding Common Stock of this issuer.

ITEM 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF
	 ANOTHER PERSON:

		Not Applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE
	SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
	REPORTED ON BY THE ULTIMATE PARENT COMPANY:

		Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF
	 MEMBERS OF THE GROUP:

		Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

		Not Applicable

ITEM 10.  CERTIFICATION:

	By signing below, the Prudential Insurance Company of America certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

	The filing of this statement should not be construed as an admission that
Prudential is, for purposes of Sections 13 or 16 of the Securities Exchange Act of 1934, the beneficial owner of such shares.



				SIGNATURE

	After reasonable inquiry and to the best of its knowledge and belief, The Prudential Insurance Company of America certifies that the information set forth in this statement is true, complete and correct.


	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

	By:	Ellen McGlynn Koke
		Vice President

	Date:	09/08/2000
	As of:	08/31/2000


				Exhibit A
				--------------

ITEM 6.	 OWNERSHIP: